Exhibit 10.13

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Company treats as private or confidential, as indicated by the black shading.

BUSINESS TRANSFER AGREEMENT

This Agreement is made on 21 day of February 2025

BETWEEN:

(1)	Biogenisk Private Limited (Company Registration No. 202504016K), a company incorporated under the laws of Singapore whose registered office is at 10 Sinara Drive, #10-25 Square 2, Singapore 307506 (the “Buyer”);

(2)	The list of entities listed in Schedule 1A of this Agreement (the “Sellers”); and

(3)	Then Chee Tat (NRIC # ) and Shiau Ee Leng (NRIC # ) of 11 Goldhill Rise, Goldhill Garden, Singapore 308868 (collectively, the “Promoter”),

each a “Party”, collectively, the “Parties”.

WHEREAS:

(A)	The Sellers are the owners of their respective Business (as defined below).

(B)	The Buyer proposes to acquire and the Sellers propose to sell, transfers and assign absolutely, the Business as a going concern, with the corresponding rights, liabilities or obligations, except as expressly provided in Clause 2, from the Sellers.

(C)	The Promoter, being a major ultimate beneficial owner of both the Sellers and the Buyer, shall cause the transfer of the Business pursuant to this Agreement.

The Parties agree as follows:

1	Interpretation

1.1	In this Agreement (including its Schedules):

“Affiliate” means, as to any specified Person at any time, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. As used in the definition of “Affiliate,” the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to elect a majority of the board of directors or similar body governing the affairs of such Person or the power, by contract or otherwise, to control or direct or cause the direction of the affairs or management of such Person;

“Business” means the business of the Sellers, which includes but is not limited to employees, leases, licenses, agreements, software, hardware, medical devices and operating equipment and any other item that is required for the day to day operations of the respective Sellers, the list of such items stated in Schedule 1B;

“Closing” means closing of the transactions contemplated in this Agreement;

“Closing Date” means such date as the Parties may mutually agree in accordance with Clause 5.1;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, other encumbrance, any obligations arising from any hire purchase obligations or security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer, retention or leasing arrangement) having similar effect;

“Excluded Assets” is defined in Clause 2.3 of this Agreement;

“Liability” means any claim, right or adverse interest whatsoever, whether known or unknown, whether materialised or not, notified or otherwise expected, relating to the Sellers or the Relevant Business as of the Closing Date and relating to acts or omissions prior to the Closing Date;

“Loss” means any loss including any damage, claim, action, liability, cost, expense, charge, penalty, outgoing or payment and legal costs and expenses on a full indemnity basis;

“Person” includes any individual, partnership, company, body corporate, corporation sole or aggregate, and any unincorporated association or organization, in each case whether or not having separate legal personality;

“Purchase Price” shall have the meaning ascribed to it under Clause Error! Reference source not found.;

“Tax” means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding which is assessed, levied, imposed or collected by Inland Revenue Authority of Singapore and includes any interest, fine, penalty, charge, fee or other amount imposed in respect of the above; and

“Warranty” means a representation and warranty contained in Schedule 2 and “Warranties” means all those representations and warranties.

1.2	The headings in this Agreement and its Schedules do not affect its interpretation. References to Clauses, Appendices and Schedules are to Clauses of or Appendices and Schedules attached to this Agreement. Unless the context otherwise requires words importing the singular include the plural and vice versa; words importing a gender include any gender; other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

2	Sale & Purchase of Assets

2.1	Each of the Sellers hereby agrees to sell, convey, assign, transfer and deliver to the Buyer the Business as a going concern, the list of items as stipulated in Schedule 1B (which Encumbrances will be released and terminated substantially simultaneously with Closing).

2.2	The Promoter undertakes to cause the Sellers and the Buyer to effect and complete the transactions contemplated in this Agreement.

2.3	Notwithstanding anything to the contrary in Clause 2.1, the following assets shall not constitute part of the Business to be transferred pursuant to this Agreement (“Excluded Assets”):

ENTITY	COMPANY NAME	PREMISES ADDRESS
CSH	CLEARSK HEALTHCARE PTE. LTD.	Novena Medical Centre, 10 Sinaran Drive, #10-25 Square 2 Singapore 307506
CSH	CLEARSK HEALTHCARE PTE. LTD.	Novena Medical Centre, 10 Sinaran Drive, #10-26 Square 2 Singapore 307506
SGP	SGP HEALTHCARE INVESTMENTS PTE. LTD.	177 Toa Payoh Central, #01-112, Singapore 310177
CWE	CLEARSK MEDI-AESTHETICS (WEST) PTE. LTD.	114 Lavender Street, #09-90 CT Hub 2, Singapore 338729
CWE	CLEARSK MEDI-AESTHETICS (WEST) PTE. LTD.	114 Lavender Street, #09-91 CT Hub 2, Singapore 338729

3	Consideration for the Business

The aggregate consideration for the Business which is based on the net asset value of the Business (the “Purchase Price”) and everything else remains unchanged in consideration this is an internal transfer exercise.

4	Closing Conditions

The obligation of the Buyer to complete the transaction contemplated in this Agreement at Closing is subject to all requisite consents, approvals or releases and all assignments and novations necessary for the Sellers to consummate the transactions contemplated by this Agreement (unless waived by the Buyer in its sole and absolute discretion in writing).

5	Closing

5.1	Closing shall take place on the date mutually agreed by the parties to this Agreement.

5.2	On Closing Date, each of the Sellers shall provide to the Buyer (a) documents of title, any certificates or related licences for the lawful operation and use of, and all items pertaining to the Business; (b) physical possession of all relevant items pertaining to the Business and (c) any other items or documents required by the Buyer for the purpose of the Business (save for the Excluded Assets).

5.3	The Buyer shall, upon the performance by the Sellers of their obligations under Clause 5.2 above, to deliver or procure the delivery to the Sellers:

(i)	a copy of the minutes or written resolutions of the shareholders of the Buyer approving, confirming and ratifying, among others, the execution and performance of this Agreement and the transactions contemplated hereunder; and

(ii)	a copy of the minutes or written resolutions of the board of director(s) of the Buyer approving, confirming and ratifying, among others the execution and performance of this Agreement and the transactions contemplated hereunder.

6	Post-Closing

Following Closing and in any event within two (2) months of the Closing Date, the Sellers shall, effect the complete list of items in Schedule 2B.

7	Representations and Warranties

7.1	Each of the Sellers and the Promoter acknowledges and agrees that the Buyer has entered into this Agreement in reliance upon the Warranties as set out in Schedule 2.

7.2	The Sellers and the Promoter jointly and severally warrants to the Buyer that each Warranty is true and correct at the date of this Agreement and as of the Closing Date.

7.3	Each of the Parties hereby represents and warrants (with respect to itself) to the other Parties that:

(i)	it has full power, authority and capacity to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(i)	all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents and approvals) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, and (ii) to ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled and done;

(ii)	this Agreement, when executed, will constitute its valid and legally binding obligations enforceable against it in accordance with the terms thereof, and will not result in a breach of any of the terms or provisions of any agreements to which such a Party is a signatory, or constitute a default under its constitutive documents nor violate any statute or law or any judgment, decree, order, regulation or rule of any court to which any Party is bound or affected.

8	Indemnification for Breach of Representations, Warranties and Undertakings

The Sellers and the Promoter jointly and severally agree to jointly and severally fully indemnify the Buyer against any Loss and Liabilities suffered or incurred by the Buyer as the result of any breach of any of the clauses in this Agreement, the Warranties or the Undertakings in this Agreement.

9	Undertakings

9.1	Pending Closing, each of the Sellers and the Promoter undertakes:

(a)	to cause their business to be conducted only in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

(b)	to take all reasonable steps to preserve and protect the Business and shall not take any steps to sell, transfer, charge, assign or create any security interest over the Business; and

(c)	not to take any action which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

9.2	Nothing in this Agreement shall:

(a)	require the Buyer to pay or discharge any liability other than a liability which the Sellers have expressly agreed to undertake under this Agreement;

(b)	require the Buyer to observe or perform any obligation in respect of any Excluded Assets;

(c)	make the Buyer liable in respect of any claim, expense, loss or damage arising from any failure to obtain any necessary consents arising from the execution or closing of this Agreement.

10	Non-competition

The Sellers and the Promoter jointly and severally undertakes with the Buyer that, except with the consent in writing of the Buyer:

(a)	for a period of three (3) years from the Closing Date, the Sellers will not either on its own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested directly or indirectly in any business in competition with the business of the Buyer carried on prior to the Closing Date (save that nothing in this Agreement prohibits the Sellers from introducing potential customers to the Buyer;

(b)	for a period of three (3) years from the Closing Date, they will not either on their own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Buyer any customers.

11	Announcements

11.1	No Party may, before or after Closing, make or send a public announcement or communication orally or in writing concerning the transactions referred to in this Agreement unless it has first obtained the other Party’s written consent, which may not be unreasonably withheld or delayed. The foregoing restriction shall not prohibit communications to clients or other third parties for the purposes of obtaining consents to the assignment or novation of agreements and to the consummation of the transactions contemplated hereby, or communications to government agencies to the extent required by applicable law.

11.2	The Parties shall not disclose or otherwise make use of (and shall use all reasonable endeavours to prevent the publication or disclosure of) the contents or terms of the Agreement (in whatsoever form), unless and then only to the extent that disclosure is:

(i)	made by a Party on a confidential basis to its professional advisers and financiers in connection with their provision of professional advisory services;

(c)	required by a Party in connection with an application for a tax clearance, grant or other concession;

(d)	required by a Party in order to enforce its rights under, or otherwise afford it the full benefit of, the Agreement;

(e)	made under the terms of an announcement permitted by this Agreement; or

(f)	required to be made by law or by any securities exchange or regulatory or governmental body to which the disclosing Party is subject provided that it shall (to the extent lawful) immediately notify the other Parties of this fact and take into account their reasonable requirements as to the timing, content and manner of making such disclosure.

12	Assurances

All Parties have entered into this Agreement after having received separate legal advice. Each of the Sellers acknowledges that it has not been enticed or advised by the Buyer or any of its Affiliates to enter into this Agreement.

13	Costs

Each Party shall pay its own costs relating to the negotiation, preparation and execution by it of this Agreement and of each document referred to in this Agreement.

14	General

14.1	An amendment of this Agreement is valid only if it is in writing and signed by or on behalf of each Party.

14.2	This Agreement and any document referred to in this Agreement constitute the entire agreement and supersede any previous agreements between the Parties relating to the subject matter of this Agreement.

14.3	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

14.4	The Buyer’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14.5	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Closing. For the avoidance of doubt, Clause 11, the Warranties and each of the indemnities given by the Sellers or any of the Warranties under this Agreement shall survive after Closing.

14.6	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

14.7	The Sellers and the Promoter agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Buyer may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the transactions contemplated by it and for the purpose of vesting in the Buyer the full benefit of the assets, rights and benefits to be transferred to the Buyer under this Agreement.

14.8	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

14.9	Nothing in this Agreement shall constitute a partnership, agency, employment or any other relationship or a simlar nature between the Parties.

15	Assignment & Third Parties’ Rights

15.1	A Party may not assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the other Party’s written consent.

15.2	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 to enforce any term of this Agreement.

16	Notices

16.1	Any notice or other communication to be given under this Agreement shall be given in writing in English and may be delivered in person or sent by prepaid registered post with recorded delivery or fax or e-mail to the relevant Party as set forth at the beginning of this Agreement or at such other address, fax number or e-mail address as a Party may notify the other Parties under this Clause.

16.2	Any notice or document shall be deemed to be given:

(a)	if delivered in person, at the time of delivery;

(b)	if sent by prepaid registered post, at 10.00 a.m. on the second Business Day after it was put into the post, if sent within the jurisdiction, or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post, if sent by airmail; or

(c)	if sent by fax or by e-mail, on the date as shown in the transmission confirmation if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day, and in any other case on the next Business Day following the date as shown on the transmission confirmation.

16.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or communication was properly addressed and posted or that the fax or e-mail was properly addressed and transmitted.

16.4	The Parties agree that the provisions of this Clause shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

17	Governing Law & Jurisdiction

17.1	This Agreement is governed by and shall be construed in accordance with the laws of Singapore.

17.2	Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore.

Schedule 1A

List of Sellers

Name of Sellers	Address of Sellers
SGP Healthcare Investments Pte. Ltd.	10 Sinara Drive, #10-25 Square 2, Singapore 307506
ClearSK Healthcare Pte. Ltd.	10 Sinara Drive, #10-25 Square 2, Singapore 307506
ClearSK Medispa Ptes Ltd.	10 Sinara Drive, #10-25 Square 2, Singapore 307506
ClearSK Medi-Aesthetics (West) Pte. Ltd.	10 Sinara Drive, #10-25 Square 2, Singapore 307506
ClearSk Aesthetics Academy Sdn Bhd	No.6-1 Lorong Batu Nilam 21B, Bandar Bukit Tinggi 2, Klang Selangor, Malaysia

Schedule 1B

List of items to be transferred

1	Lease agreements

2	Employment contracts

3	Trademarks, copyrights & IPs

4	MDH licenses & other licenses

5	Supplier contracts

6	Service & support contracts (e.g. from CAA)

7	Marketing & sales agreements (if any)

8	Distribution agreements (if any)

9	Product development agreements (if any)

10	CSK Club & customer contracts

11	Operating & Office Softwares

12	Medical devices & operating equipment

13	Intercompany agreements

14	Any other items that ensure smooth operations of ongoing businesses

Please use an excel spreadsheet list of assets and liabilities including non balance sheet items such as IP

Schedule 2

Representations and Warranties

1	CAPACITY, AUTHORITY & ACCURACY

1.1	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any applicable law to which any of the Promoter or the Sellers or any of their assets are subject or (b) conflict with, result in a breach of, or require any notice or consent under any contract to which any of the Parties is subject or to which any of the assets is subject (or result in the imposition of any lien upon any of the assets). None of the Promoter or the Sellers need to give any notice to, make any report or filing with, or obtain any authorisation, consent, waiver or approval of, any governmental authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

1.2	The information in the Schedules is accurate and complete and not misleading.

2	OPERATIONS & ASSETS

2.1	The assets used in the Business including the assets listed in Schedule 1B are the sole, absolute property of the Sellers and there is not now outstanding any Encumbrance over the whole or any part of the undertaking, property or assets of the Company (apart from the Excluded Assets) and none of the assets now owned or used by the Sellers is the subject of any Encumbrance or any hire purchase, leasing, lease, purchase or credit sale agreement. The Company has possession of all documents of title relating to each asset (where applicable) and has registered its ownership interest in each asset (where applicable) with the relevant authorities. The Company has not entered into any agreements (including letters of intent) for the sale of any of the assets to any person.

2.2	The assets used in the Business (excluding the Excluded Assets) are:

(a)	fully paid for and had not been mortgaged, charged or pledged or used as a collateral for any loans and are not subject to any hire purchase arrangements;

(b)	in the possession of the Sellers;

(c)	used solely for the purposes of the Business;

(d)	the only assets used in the Business;

(e)	the only assets required for the proper and efficient conduct of the Business; and

(f)	not surplus to the requirements of the Business.

2.3	Title and condition

(a)	The assets transferred to the Buyer in Schedule 1B comprise all assets necessary for the continuation of the Business as part of the Buyer’s business.

(b)	Such assets are legally owned by the Sellers free from any Encumbrances.

(c)	Such assets are and have at all material times been in the possession or under the control of the Sellers.

2.4	The assets listed in Schedule 1B are sufficient for the conduct and operation of the Business in the ordinary course of business following the Closing in substantially the same manner as conducted and operated as of prior to such Closing.

2.5	The liabilities to be assumed by the Buyer following the Closing are incurred in the ordinary course of business of the Sellers.

3	LITIGATION AND COMPLIANCE WITH LAW

3.1	There are no legal proceedings or investigations (a) pending or, to the knowledge of the Guarant Promoter or or the Sellers, threatened, related to, involving or arising from the operations of the Business or the Assets or (b) that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.

3.2	There is at the date of this Agreement no outstanding judgement, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in Singapore against the Promoter or the Sellers or a person for whose acts or default the Sellers may be liable for.

3.3	The Promoter and the Sellers are not in breach of any law, regulation or decree, and have not been so in the last three (3) years, and in this regard the conduct of the Business and the ownership and use of the assets in Schedule 1B by the Sellers complies with all applicable laws. The Promoter and the Sellers only engage in conduct or practices in respect of the Business which comply with all applicable laws (including, but not limited to, any consumer protection, fair trading or restrictive trade practices legislation).

4	SOLVENCY

4.1	The Sellers and the Promoter are not insolvent, bankrupt or unable to pay their debts as they fall due.

4.2	The Sellers and the Promoter have not gone into bankruptcy, liquidation or passed a winding-up resolution nor received a deregistration notice under or applied for deregistration under the Companies Act or any other relevant law.

4.3	No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Sellers or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Sellers, and no judicial manager, administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertakings of the Sellers.

4.4	So far as the Sellers and the Promoter are aware, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in the this paragraph 4.

5	TAXES

Any Tax payable in respect of aspect of the Business has been duly paid.

6	EMPLOYMENT

6.1	To the best knowledge of Sellers, no investigation of Sellers has occurred and no enforcement proceeding has been initiated or is pending or threatened relating to immigration or employment, in each case, as applicable to the Business or the employees hired for the purpose of the Business by the Sellers.

6.2	There are no pending or threatened employment-related disputes, or any threatened or actual complaint against any of the Sellers including, without limitation in respect of claims or threatened claims by former employees for wrongful dismissal.

Signature Page Follows

IN WITNESS WHEREOF, each Party has executed this Agreement as a deed on the day and year first abovewritten.

(THE BUYER & PROMOTERS)

BIOGENISK PRIVATE LIMITED

/s/ Then Chee Tat	/s/ Shiau Ee Leng
Then Chee Tat	Shiau Ee Leng
Director	Director
NRIC No:	NRIC No:

(THE SELLERS & PROMOTERS)

SGP HEALTHCARE INVESTMENTS PTE. LTD.

CLEARSK HEALTHCARE PTE. LTD.

CLEARSK MEDISPA PTES LTD.

CLEARSK MEDI-AESTHETICS (WEST) PTE. LTD.

CLEARSK AESTHETICS ACADEMY SDN BHD

/s/ Then Chee Tat	/s/ Shiau Ee Leng
Then Chee Tat	Shiau Ee Leng
Director	Director
NRIC No:	NRIC No: